Exhibit 99.10

CONSENT OF PRABHU NARASIMHAN

Aurora Acquisition Corp. intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as Chief Investment Officer and Head of Legal.

February 12, 2021
	By:	/s/ Prabhu Narasimhan
Name: Prabhu Narasimhan